Exhibit 1.01

GenMark Diagnostics, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2019

This Conflict Minerals Report for the year ended December 31, 2019 is submitted by GenMark Diagnostics, Inc. (“GenMark” or the “Company”) as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).

1.  Company Overview

This report has been prepared by management of GenMark. The information includes the activities of all subsidiaries that are required to be consolidated.

GenMark is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark was incorporated in Delaware in February 2010 and maintains is principal executive office at 5964 La Place Court, Carlsbad, California 92008.

2.  Product Overview

During 2019, the Company sold two categories of products: (1) its XT-8 and ePlex instrument systems, and (2) a variety of diagnostic and research consumable test cartridges and ancillary products for use with the Company’s XT-8 and ePlex instruments. GenMark outsources manufacturing of its ePlex instruments to a third party manufacturing partner. GenMark does not currently actively manufacture its XT-8 instrument. The XT-8 and ePlex instruments contain components which utilize gold, tantalum, tin and/or tungsten to support their functionality. GenMark manufactures its proprietary XT-8 and ePlex test cartridges at its facilities in Carlsbad, California. The Company sources certain components of its XT-8 and ePlex test cartridges from third party suppliers, including printed circuit boards (“PCBs”). The PCB’s incorporated into GenMark’s XT-8 and ePlex test cartridges contain gold electrodes to support the functionality of the Company’s proprietary eSensor® technology.

3.  Reasonable Country of Origin Inquiry

GenMark supports ethical sourcing and has made progress toward using only conflict-free minerals in its products. The Company maintains a group of individuals from its legal, supply chain and research and development departments with relevant expertise in order to perform an assessment of its products and product components and the role that relevant suppliers play throughout the Company’s manufacturing and product delivery processes. The Company has conducted an analysis of its products and determined that tin, tantalum, tungsten, and/or gold can be found in its XT-8 and ePlex instruments and its consumable test cartridges. The Company defined the scope of its conflict minerals due diligence by identifying, contacting and requesting relevant information from its suppliers that provide products or product components that are likely to contain conflict minerals.

The Company has adopted the standard conflict minerals reporting templates established by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”) and has required that each of its relevant suppliers provide the information included within the reporting template, which included the following, among other information:

•the identification of any conflict minerals necessary to the functionality of products or product components manufactured for GenMark;

•whether  conflict minerals within the products or product components supplied to GenMark originate from the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”);

•whether such minerals come from a recycler or scrap supplier;

•whether the applicable supplier has received completed conflict mineral reporting templates from all of its sub-suppliers;

•whether the supplier has identified the applicable smelters it and its sub-suppliers use to supply products or product components to GenMark, and, if so, the identity of such smelters;

•whether the supplier has a policy in place that includes conflict-free sourcing;

•whether the supplier requires its sub-suppliers to be conflict-free;

•whether the supplier has implemented due diligence measures for conflict-free sourcing;

•whether the supplier requests that its sub-suppliers complete a similar conflict mineral reporting template; and

•whether the supplier verifies the due diligence materials received from their sub-suppliers, and, if so, whether this process includes corrective action management.

The Company relies on its direct material suppliers to provide information on the origin of the conflict minerals contained in components and materials supplied to the Company, including sources of conflict minerals that are supplied from lower-tier suppliers. Due to the breadth and complexity of GenMark’s products and respective supply chain, it will take time for the Company’s relevant suppliers to verify the origin of all of the conflict minerals they use in manufacturing products or product components for GenMark. GenMark’s suppliers are themselves dependent on responses from their suppliers.

4.  Due Diligence Program

GenMark supports industry initiatives to encourage a conflict-free supply chain and seeks to develop and establish supply arrangements with companies that exercise reasonable measures to ensure the products they supply to GenMark do not support armed conflict within the Covered Countries. The Company continues to evaluate its supply chain strategy to support this objective, which includes evaluating additional policies and processes toward preventing the use of conflict minerals in Company products, minimizing the knowing procurement of materials that are not conflict-free (if conflict-free sources are reasonably available), and further communicating to its suppliers the Company’s expectations that they establish policies, due diligence frameworks, and management systems that are designed to accomplish this goal.

GenMark’s Board of Directors approved the Company’s Conflict Minerals Policy, which is available on GenMark’s website www.genmarkdx.com. The Company has communicated this policy and its objectives to its suppliers. Additionally, during 2019 GenMark conducted audits using its updated supplier audit program which incorporates additional due diligence regarding the use and origin of conflict minerals. GenMark expects its suppliers to implement policies and due diligence measures in accordance with the Company’s conflict minerals requirements. If a supplier fails to comply with GenMark’s conflict minerals requirements, GenMark will evaluate available remedial measures, which may include, if appropriate, the termination of its relationship with the supplier.

GenMark seeks to establish and maintain long-term relationships with its key suppliers. However, GenMark will carefully evaluate supply arrangements which it determines may finance or benefit armed groups through the sourcing of conflict minerals within the Covered Countries. In such instances, GenMark may request the supplier to commit to devise and undertake appropriate corrective action to move to a conflict-free source, or the Company may consider other appropriate sources for the product.

In order for GenMark to understand the sources of conflict minerals used in its complex and multi-tiered supply chain, GenMark has implemented a survey program capitalizing on industry standards set by EICC and GeSI. GenMark expects all suppliers of products containing conflict minerals to conduct due diligence of their supply chains down to the smelters and refiners and report the results to GenMark.

5. Conclusion

Based on its reasonable country of origin inquiry, GenMark concluded that it has no reason to believe that any conflict minerals included in its products originated in a Covered Country.

6. Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict.

Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and the Company undertakes no obligation to update or revise any forward-looking statement, except as required by federal securities laws.